Exhibit 99.1

NEWS RELEASE

RAMBUS REPORTS FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

 Business and Financial Highlights

•	Broadcom announced it is incorporating the Cryptography Research DPA countermeasures across its line of set-top box platforms

•	Rambus introduced a revolutionary LED light bulb and announced a business alliance with the Elite Group to help bring the bulb to market

•	Unveiled the Rambus Imerz™ multi-media platform

•	Quarterly revenue of $57.4 million; non-GAAP customer licensing income of $61.6 million

•	Annual revenue of $234.1 million; non-GAAP customer licensing income of $246.7 million

•	Fourth quarter GAAP diluted loss per share of $0.14; fourth quarter non-GAAP diluted income per share of $0.07

•	Annual GAAP diluted loss per share of $1.21; annual non-GAAP diluted income per share of $0.17

SUNNYVALE, Calif. – January 24, 2013 – Rambus Inc. (NASDAQ:RMBS), the innovative technology solutions company that brings invention to market, today reported financial results for the fourth quarter and year ended December 31, 2012.

GAAP Financial Results:

Revenue for the fourth quarter of 2012 was $57.4 million, nearly flat on a sequential basis from the third quarter of 2012 primarily due to recognition of one-time royalty revenue during the third quarter of 2012 from a patent license agreement with Fujitsu, offset by higher royalties reported by other customers. As compared to the fourth quarter of 2011, revenue was down 31% primarily due to recognition of one-time royalty revenue during the fourth quarter of 2011 from a patent license agreement with Broadcom and lower royalties reported by other customers.

Revenue for the year ended December 31, 2012 was $234.1 million, down 25% over the same period of last year, primarily due to recognition of one-time royalty revenue from licensing agreements with Broadcom, Freescale and a major smartphone manufacturer in 2011 and lower royalties reported by customers, offset by new patent license agreements signed with MediaTek and Fujitsu during 2012.

Total operating costs and expenses for the fourth quarter of 2012 were $61.5 million, which included $2.1 million of general litigation expenses, $4.5 million of stock-based compensation expenses, $0.7 million of restructuring charges, $6.8 million of amortization expenses and $4.2 million of retention bonuses from past business acquisitions. This is compared to total operating costs and expenses for the third quarter of 2012 of $104.6 million, which included $2.6 million of general litigation expenses, $5.1 million of stock-based compensation expenses, $35.5 million of impairment of goodwill and long-lived assets, $6.6 million of restructuring charges, $8.0 million of amortization expenses and $4.4 million of retention bonuses from past business acquisitions. The change in total operating costs and expenses in the fourth quarter of 2012 was primarily attributable to the impairment of goodwill and long-lived assets and a restructuring charge in the third quarter of 2012. Total operating costs and expenses for the fourth quarter of 2011 were $101.5 million, which included $16.8 million of general litigation expenses, $6.5 million of stock-based compensation expenses, $7.3 million of amortization expenses, $7.9 million of retention bonuses from past business acquisitions and $13.5 million for previous stock-based compensation restatement and related legal expenses.

Total operating costs and expenses for the year ended December 31, 2012 were $324.5 million, which included $13.2 million of general litigation expenses, $22.5 million of stock-based compensation expenses, $35.5 million of impairment of goodwill and long-lived assets, $7.3 million of restructuring charges, $30.3 million of amortization expenses and $25.7 million of retention bonuses from past business acquisitions.  This is compared to total operating costs and expenses of $313.9 million for the year ended December 31, 2011, which included $61.0 million of general litigation expenses, a $6.2 million gain related to the Samsung settlement (reduction of expense), $28.0 million of stock-based compensation expenses, $20.2 million of amortization expenses and $21.9 million of retention bonuses and acquisition costs from past business acquisitions and $16.2 million for previous stock-based compensation restatement and related legal expenses. The change in total operating costs and expenses was primarily attributable to the impairment of goodwill and long-lived assets and restructuring charge, higher retention bonuses and amortization expenses from business acquisitions, partially offset by lower general litigation expenses, lower previous stock-based compensation restatement and related legal expenses and lower bonus accrual.

Net loss for the fourth quarter of 2012 was $16.1 million as compared to net loss of $58.1 million in the third quarter of 2012 and net loss of $28.7 million in the fourth quarter of 2011. Diluted net loss per share for the fourth quarter of 2012 was $0.14 as compared to diluted net loss per share of $0.52 in the third quarter of 2012 and diluted net loss per share of $0.26 in the fourth quarter of 2011.

Net loss for the year ended December 31, 2012 was $134.3 million as compared to net loss of $43.1 million for the year ended December 31, 2011. Diluted net loss per share for the year ended December 31, 2012 was $1.21 as compared to diluted net loss per share of $0.39 for the year ended December 31, 2011.

Non-GAAP Financial Results (1):

Customer licensing income in the fourth quarter of 2012 was $61.6 million, down 1% sequentially from the third quarter of 2012 for the reasons set out in the Company’s discussion of GAAP financial results above. As compared to the fourth quarter of 2011, customer licensing income was down 27% primarily for the reasons set out in the Company’s discussion of GAAP financial results above.

Customer licensing income for the year ended December 31, 2012 was $246.7 million, down 22% over the same period of last year, primarily for the reasons set out in the Company’s discussion of GAAP financial results above.

Total non-GAAP operating costs and expenses in the fourth quarter of 2012 were $45.2 million, which included general litigation expenses of $2.1 million. This is compared to total non-GAAP operating costs and expenses for the third quarter of 2012 of $45.0 million, which included general litigation expenses of $2.6 million. Total non-GAAP operating costs and expenses in the fourth quarter of 2011 were $66.4 million, which included general litigation expenses of $16.8 million.

Total non-GAAP operating costs and expenses for the year ended December 31, 2012 were $202.9 million as compared to $233.8 million for the year ended December 31, 2011 due primarily to lower litigation expenses and a lower bonus accrual, partially offset by higher headcount related costs, higher retention bonuses and amortization expenses from business acquisitions and higher consulting costs.

Non-GAAP net income in the fourth quarter of 2012 was $8.3 million as compared to non-GAAP net income of $9.0 million in the third quarter of 2012 and non-GAAP net income of $9.7 million in the fourth quarter of 2011. Non-GAAP diluted net income per share was $0.07 in the fourth quarter of 2012 as compared to $0.08 in the third quarter of 2012 and $0.08 in the fourth quarter of 2011.

Non-GAAP net income for the year ended December 31, 2012 was $19.9 million as compared to $46.3 million in the same period of 2011. Non-GAAP diluted net income per share for the year ended December 31, 2012 was $0.17 as compared to $0.41 for the same period of 2011.

Other Financial Highlights:

Cash, cash equivalents, and marketable securities as of December 31, 2012 were $203.3 million, a decrease of approximately $3.8 million from September 30, 2012.  During the fourth quarter of 2012, the Company used approximately $8.0 million for capital expenditures. Cash provided from operations during the fourth quarter was approximately $2.2 million.

During the fourth quarter of 2012 and the year ended December 31, 2012, the Company recorded an income tax provision of approximately $4.9 million and $16.5 million, respectively. As the Company continues to maintain a full valuation allowance against its U.S. deferred tax assets, the Company’s tax provision consists of primarily foreign withholding taxes, current state taxes and foreign taxes.

The Company will host a conference call at 2:00 p.m. PT today to discuss its financial results. The call, audio and slides will be available online at http://investor.rambus.com/events.cfm. A replay will be available following the call on Rambus' Investor Relations website for one week at the following numbers: (855) 859-2056 (domestic) or (404) 537-3406 (international) with ID# 89935133.

(1)	Non-GAAP Financial Information:

In the commentary set forth above and in the financial statements included in this earnings release, the Company presents the following non-GAAP financial measures: customer licensing income, operating costs and expenses, operating income (loss) and net income (loss). In computing each of these non-GAAP financial measures, the Company combined revenue, other patent royalties received but not recognized as revenue and gain from settlement, and excluded charges or gains relating to: stock-based compensation expenses, acquisition-related deal costs and retention bonus expense, amortization expenses, costs of restatement and related legal activities, restructuring charges, impairment charges and non-cash interest expense. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes the non-GAAP financial measures are appropriate for both its own assessment of, and to show investors, how the Company’s performance compares to other periods. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Reconciliation from GAAP to non-GAAP results is included in the financial statements contained in this release.

The Company’s non-GAAP financial measures reflect adjustments based on the following items:

Customer licensing income. Customer licensing income includes the Company’s measure of the total cash royalties received from its customers under its licensing agreements with them.  Prior to the second quarter of 2011, the Company bifurcated royalty payments that it received from Samsung between revenue and gain from settlement, which was reflected as reducing operating expenses. The Company has combined revenue from its customers, including Samsung, and the gain from the Samsung settlement as customer licensing income to reflect the total amounts received from all of its customers for the periods presented. In addition, customer licensing income includes other patent royalties received but not recognized as revenue. In both the third quarter of 2012 and the fourth quarter of 2012, a receipt of a patent royalty payment from a customer was not recognized as revenue as not all revenue recognition criteria were met during the period.  Additionally, since the third quarter of 2011, the Company has received patent royalty payments from certain patent license agreements assumed in the acquisition of CRI which were treated as favorable contracts. Cash received from these acquired favorable contracts reduced the favorable contract intangible asset on the Company’s balance sheet. The Company has combined these cash royalty payments as customer licensing income to reflect the total amounts received from its customers.

Stock-based compensation expense. These expenses consist primarily of expenses related to employee stock options, employee stock purchase plans, and employee non-vested equity stock and non-vested stock units. The Company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash expenses that the Company does not believe are reflective of ongoing operating results.  Additionally, given the fact that other companies may grant different amounts and types of equity awards and may use different option valuation assumptions, excluding stock-based compensation expense permits more accurate comparisons of the Company’s results with other peer companies.

Acquisition-related deal costs and retention bonus expense. These expenses include all direct costs of certain acquisitions and the current periods’ portion of any retention bonus expense associated with the acquisitions.  The Company excludes these expenses in order to provide better comparability between periods.

Restructuring charges. These charges may consist of severance, contractual retention payments, exit costs and other charges and are excluded because such charges are not directly related to ongoing business results and do not reflect expected future operating expenses.

Impairment of goodwill and long-lived assets. These charges consist of non-cash charges to goodwill and long-lived assets and are excluded because such charges are non-recurring and do not reduce the Company’s liquidity.

Amortization expense. The Company incurs expenses for the amortization of intangible assets in connection with acquisitions.  The Company excludes these items because these expenses are not reflective of ongoing operating results in the period incurred.  These amounts arise from the Company’s prior acquisitions and have no direct correlation to the core operation of the Company’s business.

Costs of restatement and related legal activities. These expenses consist primarily of investigation, audit, legal and other professional fees related to the 2006-2007 stock option investigation and related litigation, as well as recoveries received from third parties. The Company excludes these costs and recoveries from its non-GAAP measures primarily because the Company believes that these non-recurring costs and recoveries have no direct correlation to the core operation of the Company’s business.

Non-cash interest expense. The Company incurs non-cash interest expense related to its convertible notes. The Company excludes non-cash interest expense related to its convertible notes to provide more accurate comparisons of the Company’s results with other peer companies and to more accurately reflect the Company’s ongoing operations.

Income tax adjustments. For purposes of internal forecasting, planning and analyzing future periods that assumes net income from operations, the Company estimates a fixed, long-term projected tax rate of approximately 36 percent. Accordingly, the Company has applied the 36 percent tax rate to its non-GAAP financial results to assist the Company’s planning for future periods.

On occasion in the future, there may be other items, such as significant gains or losses from contingencies that the Company may exclude in deriving its non-GAAP financial measures if it believes that doing so is consistent with the goal of providing useful information to investors and management.

About Rambus Inc.:

Rambus is the innovative technology solutions company that brings invention to market. Unleashing the intellectual power of our world-class engineers and scientists in a collaborative and synergistic way, Rambus invents, licenses and develops solutions that challenge and enable our customers to create the future. While best known for creating unsurpassed semiconductor memory architectures, Rambus is also developing world-changing products and services in security, advanced LED lighting and displays, and immersive mobile media. For additional information visit www.rambus.com.

RMBSFN

Contacts:

Carolyn Robinson
Public Relations
Rambus Inc.
(408) 462-8717
crobinson@rambus.com

Nicole Noutsios
Investor Relations
Rambus Inc.
(408) 462-8050
nnoutsios@rambus.com

Rambus Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2012	December 31, 2011
ASSETS

Current assets:
Cash and cash equivalents	$148,984	$162,244
Marketable securities	54,346	127,212
Accounts receivable	529	1,026
Prepaids and other current assets	9,386	8,096
Deferred taxes	788	2,798
Total current assets	214,033	301,376
Intangible assets, net	153,173	181,955
Goodwill	124,969	115,148
Property, plant and equipment, net	86,905	81,105
Deferred taxes, long-term	4,458	7,531
Other assets	4,274	6,539
Total assets	$587,812	$693,654

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$7,918	$16,567
Accrued salaries and benefits	23,992	31,763
Accrued litigation expenses	9,822	10,502
Deferred revenue	8,113	509
Other accrued liabilities	4,289	5,970
Total current liabilities	54,134	65,311
Long-term liabilities:
Convertible notes, long-term	147,556	133,493
Long-term imputed financing obligation	45,919	43,793
Other long-term liabilities	18,609	21,263
Total long-term liabilities	212,084	198,549
Total stockholders’ equity	321,594	429,794
Total liabilities and stockholders’ equity	$587,812	$693,654

Rambus Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Revenue:
Royalties	$57,258	$82,583	$232,385	$299,004
Contract revenue	185	776	1,666	13,359
Total revenue	57,443	83,359	234,051	312,363
Operating costs and expenses:
Cost of revenue (1)	6,340	7,453	28,372	24,085
Research and development (1)	33,088	35,841	140,503	115,696
Marketing, general and administrative (1)	21,311	44,715	112,594	164,131
Restructuring charges	679	—	7,301	—
Costs of restatement and related legal activities	52	13,484	244	16,187
Impairment of goodwill and long-lived assets	—	—	35,471	—
Gain from settlement	—	—	—	(6,200)
Total operating costs and expenses	61,470	101,493	324,485	313,899
Operating loss	(4,027)	(18,134)	(90,434)	(1,536)
Interest income and other income (expense), net	(116)	92	59	563
Interest expense	(7,090)	(6,366)	(27,510)	(24,828)
Interest and other income (expense), net	(7,206)	(6,274)	(27,451)	(24,265)
Loss before income taxes	(11,233)	(24,408)	(117,885)	(25,801)
Provision for income taxes	4,899	4,308	16,451	17,252
Net loss	$(16,132)	$(28,716)	$(134,336)	$(43,053)
Net loss per share:
Basic	$(0.14)	$(0.26)	$(1.21)	$(0.39)
Diluted	$(0.14)	$(0.26)	$(1.21)	$(0.39)
Weighted average shares used in per share calculation
Basic	111,332	110,171	110,769	110,041
Diluted	111,332	110,171	110,769	110,041

_________
(1) Total stock-based compensation expense for the three months and years ended December 31, 2012 and 2011 are presented as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Cost of revenue	$—	$76	$20	$575
Research and development	$1,974	$2,742	$9,546	$10,519
Marketing, general and administrative	$2,542	$3,640	$12,980	$16,902

Rambus Inc.
Supplemental Reconciliation of GAAP to Non-GAAP Results
(In thousands)
(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011

Revenue	$57,443	$57,530	$83,359	$234,051	$312,363
Adjustments:
Other patent royalties received	4,175	4,875	1,125	12,665	(750)
Gain from settlement	—	—	—	—	6,200
Total customer licensing income	$61,618	$62,405	$84,484	$246,716	$317,813

Operating costs and expenses	$61,470	$104,630	$101,493	$324,485	$313,899
Adjustments:
Stock-based compensation	(4,516)	(5,089)	(6,458)	(22,546)	(27,996)
Acquisition-related deal costs and retention bonuses	(4,191)	(4,437)	(7,878)	(25,678)	(21,915)
Amortization	(6,811)	(7,977)	(7,283)	(30,347)	(20,192)
Restructuring charges	(679)	(6,622)	—	(7,301)	—
Impairment of goodwill and long-lived assets	—	(35,471)	—	(35,471)	—
Costs of restatement and related legal activities	(52)	(79)	(13,484)	(244)	(16,187)
Gain from settlement	—	—	—	—	6,200
Non-GAAP operating costs and expenses	$45,221	$44,955	$66,390	$202,898	$233,809

Operating loss	$(4,027)	$(47,100)	$(18,134)	$(90,434)	$(1,536)
Adjustments:
Other patent royalties received	4,175	4,875	1,125	12,665	(750)
Stock-based compensation	4,516	5,089	6,458	22,546	27,996
Acquisition-related deal costs and retention bonuses	4,191	4,437	7,878	25,678	21,915
Amortization	6,811	7,977	7,283	30,347	20,192
Restructuring charges	679	6,622	—	7,301	—
Impairment of goodwill and long-lived assets	—	35,471	—	35,471	—
Costs of restatement and related legal activities	52	79	13,484	244	16,187
Non-GAAP operating income	$16,397	$17,450	$18,094	$43,818	$84,004

Loss before income taxes	$(11,233)	$(54,233)	$(24,408)	$(117,885)	$(25,801)
Adjustments:
Other patent royalties received	4,175	4,875	1,125	12,665	(750)
Stock-based compensation	4,516	5,089	6,458	22,546	27,996
Acquisition-related deal costs and retention bonuses	4,191	4,437	7,878	25,678	21,915
Amortization	6,811	7,977	7,283	30,347	20,192
Restructuring charges	679	6,622	—	7,301	—
Impairment of goodwill and long-lived assets	—	35,471	—	35,471	—
Costs of restatement and related legal activities	52	79	13,484	244	16,187
Non-cash interest expense on convertible notes	3,839	3,789	3,296	14,695	12,622
Non-GAAP income before income taxes	$13,030	$14,106	$15,116	$31,062	$72,361
Non-GAAP provision for income taxes	4,691	5,078	5,442	11,182	26,060
Non-GAAP net income	$8,339	$9,028	$9,674	$19,880	$46,301

Non-GAAP basic net income per share	$0.07	$0.08	$0.09	$0.18	$0.42
Non-GAAP diluted net income per share	$0.07	$0.08	$0.08	$0.17	$0.41
Weighted average shares used in non-GAAP per share calculation:
Basic	111,332	110,826	110,171	110,769	110,041
Diluted	118,022	117,738	115,315	117,619	114,099